Exhibit 99.1

NEWS RELEASE

Coeur Announces Key Leadership Changes

Chicago, Illinois – May 19, 2020 – Coeur Mining, Inc.’s (“Coeur” or the “Company”) (NYSE: CDE) today announced that the Company’s Board of Directors appointed Michael ("Mick") Routledge as Senior Vice President and Chief Operating Officer, effective June 1, 2020. Mr. Routledge will assume leadership of Coeur’s operations from Terrence ("Terry") F.D. Smith, who will continue as the Company’s Senior Vice President and Chief Development Officer. These changes provide greater organizational bandwidth and better align the Company’s leadership team with its strategy and key priorities.

Most recently, Mr. Routledge served as Vice President of Major Projects and Studies at Alacer Gold Corp. and has over twenty-five years of experience in various operational and leadership roles in the metals and mining industry, including over twenty years with Rio Tinto Group. Mr. Routledge has a proven track record of driving improved operational performance, process implementation and business transformation.

“We are excited to welcome Mick to Coeur as our new Chief Operating Officer,” said Mitchell J. Krebs, President and Chief Executive Officer. “Mick is an accomplished leader who can enhance our operational planning and execution capabilities, which makes him an excellent choice for the role. We look forward to his leadership across our operations, including oversight of our leading health, safety, and environmental programs and performance. Mick will lead a strong operating and technical team as we continue to pursue our strategy of discovering, developing and operating a balanced portfolio of precious metals assets in North America.”

Mr. Krebs continued, “With the planned expansion at Rochester gaining momentum, progression of the pre-feasibility study at Silvertip and development of longer-term growth opportunities such as the Sterling and Crown exploration properties in southern Nevada, we have expanded the depth of our organizational capacity by aligning these strategic priorities under Terry’s leadership. Given Terry’s background in project development as well as his seven years with Coeur, he is well suited to lead these important initiatives at a pivotal time for the Company. Terry will also continue to lead the business improvement team, focusing on implementing new digitization and technologies that can enhance our operations for a sustainable future.”

About Mick Routledge:

Mr. Routledge has over twenty years of experience with Rio Tinto Group in various roles beginning in 1992, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper mine and served as the Chief Operating Officer of Asahi Refining from 2015 to 2017. As the Senior Director of Operational Excellence at Anagold Madencilik from 2017 to 2019, Mr. Routledge designed and implemented an operational excellence program for the Copler District in Turkey. Since 2019, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. He received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and received his MBA with a focus on business and strategic transformation from Henley Management College in England.

NEWS RELEASE

About Terry Smith:

Mr. Smith joined Coeur as the Vice President of North American Operations in 2013 and was named Senior Vice President of Operations in December 2018. He has over 20 years of mining industry experience, including 15 years focused on underground operations. Prior to joining the Company, he served as Vice President, Project Development and Assessments for Hunter Dickinson Inc. Mr. Smith also served as Manager of Operations Support for Barrick Gold Corporation in Toronto, and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver. Mr. Smith holds a Bachelor of Mining Engineering from Laurentian University.

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com